Exhibit ____

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of December 29, 2014, by and among Epazz, Inc., an Illinois corporation, through its assignee (Interaction Information Technology, Inc., an Illinois corporation) ("Buyer"), Interaction Information Technology, Inc., an Arizona corporation ("Seller"), and John Hopkins (“Hopkins”). Buyer, Seller and Hopkins shall collectively be referred to herein as the “parties.”

RECITALS:

A.          Upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, assign, convey and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, substantially all of the intangible assets and certain tangible assets used in connection with the business of Seller as more specifically described in this Agreement.

B.           As a condition precedent, Hopkins, the sole shareholder of the Seller, has agreed not to compete with Buyer for a specified time period, and in connection therewith to execute and deliver certain documents to Buyer, as more specifically described in this Agreement.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, and each intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

Section 1.1          Assets To Be Acquired. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements hereinafter set forth, Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase, acquire, and accept from Seller, all of the right, title and interest of Seller in and to all of Seller's assets, including without limitation the following described assets, properties, rights, and contracts, wherever located, whether tangible or intangible, which are owned by, licensed by, leased by, or in the possession of, Seller, whether or not reflected on the books and records of Seller (the "Assets"), free and clear of all liens, claims, charges, security interests, restrictions and other encumbrances of any kind or nature, except for those specifically set forth on the relevant schedules to this Agreement or otherwise specifically assumed pursuant to the express terms of this Agreement, including without limitation, the following Assets:

Section 1.1.1      Know-How. All right, title and interest in and to (i) all patents, patent applications and docketed inventions, domestic and foreign (the "Patents") and (ii) all processes, trade secrets, methods, operating techniques, know-how, algorithms, formulae, specifications, drawings, designs and all technical data and information and technology (the "Know-How") and all documents, notebooks, logbooks, tapes, discs, records, reports and other media relating thereto.

Section 1.1.2      Trademarks and Copyrights. All right, title, interest and goodwill in and to all trademarks, trade names and service marks, and registrations and applications for such trademarks, trade names and service marks domestic and foreign (the "Trademarks"), including without limitation those that are listed on Schedule 1.1.2, and all right, title, and interest in and to all copyrights, and registrations and applications for such copyrights, domestic and foreign (the "Copyrights"), including without limitation those that are listed on Schedule 1.1.2.

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Section 1.1.3      Equipment. All of the equipment, computers, machinery, and other tangible assets listed on Schedule 1.1.3 (collectively, the "Equipment").

Section 1.1.4      Computer Assets. All right, title and interest (including copyright interests) in and to all computer programs (including computer modeling programs, design and operational and applications software and computer source and object codes), firmware, computer data bases, and related documentation, acquired or developed or used for the use or operation of (i) products, systems or components based on, derived from or incorporating the Patents, the Know-How or the Copyrights, (ii) communications, and (iii) the Equipment, or (iv) for design, development, engineering, or manufacturing purposes, related thereto, or for any other purpose (the "Computer Assets") including without limitation the computer programs identified on Schedule 1.1.4.

Section 1.1.5      Warranties and Other Rights. All rights under or pursuant to all warranties, representations, guarantees and service contacts made by suppliers, manufacturers and contractors in connection with products or services purchased by Seller affecting the Equipment or the Assets.

Section 1.1.6      Contracts. All accounts, contracts, subcontracts, licenses and sublicenses, and agreements and other arrangements, proposals, bids, quotations, purchase orders and commitments, and sales orders and commitments, of any kind, whether written or oral, including joint venture, teaming and partnership agreements (the "Contracts"), including without limitation those Contracts identified on Schedule 1.1.6.

Section 1.1.7      Causes of Action. All causes of action, claims or rights of action against third parties arising from or based on the infringement, misappropriation, misuse or unauthorized use of the Patents, the Know-How, the Assets, the Trademarks or the Copyrights.

Section 1.1.8      Inventory. All merchantable inventory of the Assets as of the date hereof, as set forth on Schedule 1.1.8, and updated as of the Closing Date.

Section 1.1.9      Prepaid Accounts. All amounts previously paid to Seller for prepaid contracts (whether maintenance, support or otherwise) shall be prorated as set forth on Schedule 1.1.9.

Section 1.1.10    Prepaid Maintenance and Support Contracts. Seller shall maintain all prepaid maintenance and support contracts, if any, up to the date of Closing and shall credit those contracts to the Buyer at Closing.

Section 1.1.11    Communication Assets. Seller’s telephone number(s), facsimile number(s), website, domain name(s), and promotional material.

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Section 1.1.12    Records. A copy of Seller’s business records and files pertaining to the Assets.

Section 1.2          Excluded Assets. Seller shall not sell, and Buyer is not entitled to (i) any accounts receivable for goods or services rendered to any customers prior to the Closing Date by Seller, whether or not such customers have been presented an invoice or statement for such payment prior to the Closing Date, as set forth on Schedule 1.2, and updated as of the Closing Date; (ii) any of Seller’s bank accounts; (iii) any 401K, retirement or similar accounts of Seller; and (iv) any refunds in regard to income and other taxes, cash on hand as of the Closing Date, business records, stock book and charter documents and all real estate (whether owned or leased) ("Excluded Assets").

Section 1.3          Liabilities Excluded. Buyer shall not and does not hereby assume or become liable for any obligations, liabilities or indebtedness of Seller, whether due or to become due, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, contingent, executory or otherwise, howsoever or whenever arising, which are not expressly assumed by Buyer in writing, including but not limited to (a) any of Seller's accounts payable; and (b) Seller's obligations under its mortgages and its lines of credit, if any (the "Lines of Credit"), all of which shall be satisfied by Seller on or before the Closing Date; and (c) the agreements between Seller and MNK Info and Infoscriber.

Section 1.4          Assignment of Contracts and Rights. This Agreement shall not operate to assign any Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party (including a government or governmental unit), would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of Seller or Buyer thereunder. Seller and Buyer will each use their commercially reasonable efforts to obtain the consent of such third parties for the assignment thereof to Buyer after Closing Date within 10 business days. Seller and Buyer shall continue to cooperate and use their commercially reasonable efforts in order that Buyer would obtain all of such rights thereunder. To the extent that the consents and waivers referred to herein are not obtained by Buyer and Seller or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, Seller shall use its commercially reasonable efforts to (i) provide, at the request of Buyer, to Buyer the benefits of any such Asset referred to herein, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer, and (iii) enforce, at the request of and for the account of Buyer, any rights of Seller arising from any Asset referred to herein against any third person (including a government or governmental unit) including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer, and without commission or other charge by Seller, whether to any third party or Buyer. Buyer shall not be required by this Section 1.4 to enter into any arrangement that would impose any additional cost, expense or liability or that would deprive Buyer of any material benefits or profits. Nothing in this section shall affect the conditions to Buyer's obligations under Article VII.

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ARTICLE II
CLOSING; PURCHASE PRICE AND PAYMENT; ALLOCATION;

CONSULTING AGREEMENT; AGREEMENT NOT TO COMPETE

Section 2.1          Closing. The Closing ("Closing") of the sale and purchase of the Assets as well as the consummation of the other transactions contemplated herein shall take place at the offices ofArizona Escrow and Financial Corporation, 3333 E Camelback Road, Suite 110, Phoenix, AZ 85018, attention Amy Boehnke, or at such other place as Seller and Buyer mutually agree upon in writing. Buyer and Seller each agree to pay one-half (1/2) of the Escrow fees and expenses. The Closing shall be on or before December 29, 2014, or as soon thereafter as is reasonably practicable under the circumstances (the “Closing Date”).

Section 2.2          Purchase Price.

Section 2.2.1     Amount and Payment. In consideration for the Assets, Buyer will pay Seller the sum of Six Hundred Thousand Dollars ($600,000.00), subject to adjustments (the "Purchase Price"), which sum shall be paid as follows:

2.2.1.1     Schedule of Payments.

(a)     Two Hundred Fifty Thousand Dollars ($250,000.00) at Closing (the “Closing Funds”) deposited with Arizona Escrow and Financial Corporation prior to Closing Date. Excess Funds shall be credited to the Buyer within one business day after closing.

(b)     Three Hundred Fifty Thousand Dollars ($350,000.00) by Buyer's delivery to Seller of two (2) fully subordinated promissory notes ("Notes"), with the first Note in the amount of One Hundred Fifty Thousand Dollars ($150,000.00), providing for four (4) equal payments of principal only in the amount of Thirty Seven Thousand Five Hundred Dollars ($37,500.00) per month commencing thirty (30) days after Closing and without interest, and a second Note in the amount of Two Hundred Thousand Dollars ($200,000.00), payable over eighteen (18) months, providing for interest at 6%, an 18 month amortization, no payments of either principal or interest for one hundred sixty (160) days after Closing, equal payments of principal and interest commencing thereafter and no prepayment penalty, as set forth on Schedule 2.2. Copies of the Notes are attached hereto as Exhibit A and incorporated herein.

2.2.1.2     Excluded Equipment Assets. The Buyer shall receive a credit not to exceed $15,000.00 toward Closing Funds and Purchase Price for items shown on the Excluded Equipment Assets Schedule 2.2.1.2. Any amount of Equipment Assets excluded from the sale less than $15,000.00, shall reduce the Buyer’s credit dollar for dollar. Buyer shall not receive credit for any and all amounts of Equipment Assets excluded from the sale in excess of $15,000, if any.

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2.2.1.3     Allocation. The parties agree to the following allocation of the price.

i.     FF&E     -     $52,000.00

ii.    Non-Compete     -     $10,000.00

iii.   Business Trade Name     -     $10,000.00

iv.   Goodwill     -     $148,000.00

v.     Customer Base     -     $380,000.00

2.2.1.2     Additional Terms Effecting the Second Note. Seller presently holds a support/maintenance contract with Dallas Independent School District (“Dallas Contract”) which expires on February 1, 2018, and a support/maintenance contract with Orange County, New York (“OCNY Contract”) which expires on January 13, 2016, which Seller desires to assign to Buyer and Buyer desires to assume from Seller, in conjunction with Buyer’s purchase of the Assets from Seller. It is the desire of the parties to potentially use the payments due from Buyer to Seller under the $200,000 second Note (referenced in Section 2.2.1.1 above, hereafter the “Second Note”) to be potentially held back by Buyer pending the assignment and assumption of the Dallas Contract and the OCNY Contract. If the Dallas Independent School District does not consent to the assignment and assumption of the Dallas Contract, the principal balance of the Second Note will be reduced by $25,000.00, which will be effective 30 days after termination of said contract by the Dallas Independent School District. If OCNY does not consent to the assignment and assumption of the OCNY Contract, the principal balance of the Second Note shall be reduced by $10,000.00, which will be effective 30 days after termination of said contract by Orange County, New York. If the Dallas Contract has not been assigned by Seller to Buyer, with such assignment consented to in writing by Dallas, but Buyer has nevertheless been able to fully perform under the Dallas Contract and received the advantages of such contract, including payment by Dallas for services rendered by Buyer under such contract, then Buyer may not offset or deduct any amounts from the principal balance of the Second Note as referenced above. If the OCNY Contract has not been assigned by Seller to Buyer, with such assignment consented to in writing by OCNY, but Buyer has nevertheless been able to fully perform under the OCNY Contract and received the advantages of such contract including payment by OCNY for such services rendered by Buyer under such contract, then Buyer may not offset or deduct any amounts from the principal balance of the Second Note as referenced above.

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2.2.2     Third Party Financing Contingency. This Agreement is contingent upon Buyer obtaining a firm written commitment for satisfactory financing from a lender or lenders of its choice, for the purchase of the Assets prior to the date of full execution of this Agreement. Any funds sent directly to the Seller from Buyer’s lenders shall be transfer to the escrow agent within 2 business days. In the event Buyer is unable to obtain such financing commitment, and provides written notice thereof to Seller, this Agreement shall be null and void and any Closing Funds paid shall immediately be returned to Buyer less Escrow Agents fees and expense, if any.

Section 2.3          At Closing. At Closing, Buyer shall execute and deliver (or cause to be delivered) to Seller:

Section 2.3.1     The Closing Funds

Section 2.3.2      The Notes.

Section 2.4          Intentionally Omitted.

Section 2.5          Closing Adjustments.

Section 2.5.1     Destruction of any Asset. If between the date hereof and the Closing Date, there is any loss, destruction or other physical damage to any Assets resulting from theft, fire, accident or any other casualty, whether or not insured, or any lien or encumbrance exists or is placed on any Assets and is not removed or released on or prior to the Closing Date (collectively, a "Casualty Loss"), then Seller shall promptly give notice to Buyer of such Casualty Loss and the amount of insurance, if any, payable to Seller with respect thereto. If such Casualty Loss does not prevent the fulfillment of a condition to Buyer's obligations to consummate the transactions contemplated by this Agreement, or if it does and Buyer waives such condition, Buyer shall have the option, which shall be exercised by giving Seller written notice within ten (10) days after receipt of the above notice from Seller, or if there is not ten (10) days prior to the Closing Date, as soon as possible but not less than (24) hours prior to the Closing, of either (i) accepting the Assets with the affected Asset in its damaged condition (or without the affected Asset in the case of theft, destruction, liens or encumbrances) in which event any insurance proceeds payable to Seller with respect to such Asset (together with a payment by Seller at Closing of an amount equal to the deductible or retained amount with respect to such Casualty Loss) shall be assigned and/or paid to Buyer, (ii) requiring Seller to pay Buyer at Closing an amount equal to a binding estimate to be obtained by Seller from a qualified third party reasonably satisfactory to Buyer of the cost required to restore the affected Asset substantially to its condition prior to such Casualty Loss or the reasonably estimated value of the affected Asset, in which case Seller shall retain all such insurance proceeds, or (iii) causing the affected Asset to become an Excluded Asset and Buyer shall be entitled to reduce the Purchase Price payable to Seller at Closing pursuant to Subsection 2.2.1 in an amount equal to a binding estimate to be obtained by Seller from a qualified third party reasonably acceptable to Buyer of the cost required to restore the affected Asset substantially to its condition prior to such Casualty Loss or the reasonably estimated value of the affected Asset.

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Section 2.5.2     Prorations. The parties agree to prorate telephone and web hosting expenses and other similar expenses, if any, prepaid by Seller for Assets purchased by Buyer; if not available at Closing, any such item will be reimbursed within thirty (30) days after Closing, subject to Buyer’s approval.

Buyer shall invoice Ohio Department of Mental Health and Addiction Services and Navajo Nation Division of Health Services for services rendered by Seller prior to December 29, 2014 under the terms of the contracts as provided. The prorated amount due Seller pertaining to Ohio Department of Mental Health and Addiction Services is $10,610 and the prorated amount due Seller pertaining to Navajo Nation Division of Health Services is $16,640. Buyer shall reimburse Seller within 7 business days of receipt of such payment(s) and/or all accounts recievable belonging to Seller, if any.

ARTICLE III

Consulting Agreement & Agreement Not to Compete

Section 3.1          At the Closing, each of Seller and Hopkins shall deliver a consulting and non-compete agreement providing for a non-competition period as provided in the agreement, executed by Seller and Hopkins (the "Consulting Agreement & Agreement Not to Compete"), pursuant to which each shall assist with the transition to Epazz for a period of thirty (30) days at no charge and thereafter as needed by phone or e-mail on an hourly basis at $75.00/hour. The Consulting Agreement & Agreement Not to Compete is attached hereto as Exhibit B and incorporated herein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as set forth below:

Section 4.1          Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and authorized to transact business in the State of Arizona, and has the requisite power and authority to own, use, operate or lease the Assets as Seller is now conducting its business, operations and affairs. Seller has no subsidiaries.

Section 4.2          Qualification of Seller. Seller conducts business in multiple states outside of Arizona and is not aware of any licensing or registration requirements to conduct such business.

Section 4.3          Authorization.

Section 4.3.1     Authority. Seller has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, consummation and performance of this Agreement have been duly authorized and approved by all necessary actions of Seller's board of directors. This Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

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Section 4.3.2     No Breach or Violation. Execution, delivery and performance of this Agreement by Seller and consummation of the transactions contemplated hereby will not lead to or cause a violation, breach, or default or result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any Encumbrance, whether by notice or lapse of time or both, or otherwise conflict with any term or provision of (a) Seller's articles or incorporation or bylaws, or (b) any note, bond, mortgage, contract, indenture or agreement to lease, license or other instrument or obligation to which Seller is a party or is bound, or any court or administrative order, writ or injunction or process or any permit, license or consent decree to which Seller is a party or is bound: (i) where such violation, breach or default would have a material adverse effect on the Assets or financial condition of Seller; or (ii) except as to which required consents, amendments or waivers shall have been obtained by Seller prior to the Closing.

Section 4.4          Financial Statements.

Section 4.4.1     Schedules. The profit and loss statement for the period 2010 through Year to Date November 30, 2014, Bank Statements for the preceding 24 months, and invoices (the "Seller Financial Statements") are true and correct, and fairly present the assets, liabilities, financial condition and results of operations of the assets of the Seller for those time periods (the "Financials Date").

Section 4.4.2     Accuracy. The data set forth in the Seller Financial Statements fairly present the statement of income or loss of the assets of the Seller for and the financial position of Seller for and as of the date or period covered thereby. The Seller Financial Statements were prepared from the books and records of Seller, and on a basis consistent with prior periods. The books of account of Seller have been maintained in accordance with sound business practices, and all transactions involving Seller set forth therein are true and correct. Seller Financial Statements are not audited financial statements.

Section 4.4.3     No Undisclosed Liabilities. Seller is not aware of any material liabilities or material obligations which relate to the Assets or the Assumed Liabilities of any nature, secured or unsecured (absolute, accrued, or unaccrued, liquidated or unliquidated, executory, contingent or otherwise and whether due or to become due), of a nature required to be reflected in a balance sheet prepared on a tax basis, the same basis used to file Seller’s tax return, which were not adequately and completely disclosed and reserved for in Seller’s Financial Statements, except for those liabilities and obligations of Seller which relate to Seller or the Assets and were incurred since the Financials Date in the ordinary course of business and which have been disclosed in writing to Buyer. Buyer’s accountant will prepare the Seller’s financial statements in generally accepted accounting principles. Buyer’s accountant will need 10 business days to prepare GAAP.

Section 4.4.4     Absence of Changes. There has not been and, as of the Closing Date, there will not be: (a) any material adverse change in the Assets or financial condition of Seller; (b) any change in the contingent obligations or liabilities of Seller which relate to Seller or the Assets by way of guaranty, documentary credit, standby credit, endorsement, indemnity, warranty or otherwise; (c) any waiver or cancellation by Seller of valuable rights or debts owed to it which, taken as a whole, are material to the Assets or financial condition of Seller; (d) any amendment to any agreement, commitment, or transaction by Seller which, if such action were taken on the date hereof, would require disclosure pursuant to this Agreement (including without limitation, any borrowing, lease, capital expenditure or capital financing); or (e) any change by Seller in its accounting methods or practices, assumptions or methods of calculating, or any change by Seller in its accounting principles, relating to the Assets.

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Section 4.4.5     Discharge of Liabilities. Since the Financials Date and as of the Closing Date: (i) Seller has not paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice; and (ii) Seller has not terminated, amended or suffered the termination or amendment of, or failed to perform all of its obligations under, any of the Contracts or any agreement, contract, lease or license affecting the Assets.

Section 4.5          Leases/Real Property. Seller acknowledges that Buyer is not assuming any lease of real property or is not purchasing any real property. Seller acknowledges the business will be relocated to Illinois. However, Buyer anticipates operating the business at its current location for a short duration during which it will enter into a lease with the landlord of the current location.

Section 4.6          Tangible Assets. Seller has good, valid and marketable title to all of the Assets, and at Closing, Seller will convey good, valid and marketable title to each of the Assets to Buyer. The title to each Asset is free and clear of all title defects, objections, liens, mortgages, security interests, pledges, charges and encumbrances, adverse claims, equities, or any other rights of others or other adverse interests of any kind including without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively the "Encumbrances"). The Assets constitute all of the assets and rights necessary for the conduct of the business of Seller as presently conducted. The tangible Assets are free from known defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which it presently is used and presently is proposed to be used.

Section 4.7          Equipment. Schedule 1.1.3 delivered hereunder sets forth in reasonable detail the Equipment by manufacturer, model, functional use and serial number, and there exists no condition which interferes with the economic value or usefulness of any item of Equipment, except as disclosed on Schedule 1.1.3.

Section 4.8          Accounts Receivable. Set forth on Schedule 1.2 is a complete and accurate list of all Receivables as of the Closing showing the name of each account debtor and the amount due from each by invoice number and date. All Receivables arose out of the sales of inventories or services in the ordinary course of business and, to the best of the knowledge of Seller, are collectible in the face value thereof within 365 days of the date of the invoice, using normal collection procedures, net of the reserve for doubtful accounts as set forth thereon, which reserve is adequate and was calculated in accordance with past practices of Seller.

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Section 4.9           Intellectual Property

Section 4.9.1     Software and Know-How. Schedule 1.1.1 sets forth a complete and accurate list of each license or licensing agreement, by date, term and the parties thereto, for each patent, patent application, invention, trade-secret, rights to know-how, processes, computer programs or use of technology, held or employed by Seller (each such patent, patent application, license or licensing agreement listed thereon hereinafter termed the "Licenses"). With respect to the Licenses, and with respect to all other technology including but not limited to all (i)  processes, trade secrets, methods, operating techniques, know-how, specifications, and (ii)  operational, logistical, maintenance, Software and other technical data and information and technology held or employed by Seller ("Seller's Technology") as set forth on Schedule l.l.l:

4.9.1.1     Seller owns, free and clear of all liens, pledges or other encumbrances, all right, title and interest in the Software and Licenses and in Seller's Technology, with all rights to make, use, and sell products and other property embodied in or described in the Software and Licenses and in Seller's Technology. No use of the Assets and Licenses and the Seller's Technology conflicts with, infringes upon or violates any patent, patent license, patent application, or any pending application relating thereto, or any trade secret, know-how, programs or processes of any third person, entity or corporation;

4.9.1.2     There are no outstanding or threatened material governmental, judicial or adversary proceedings, hearings, arbitrations, disputes or other disagreements and no notice of infringement has been served upon or otherwise come to the knowledge of Seller with respect to any of the Software and Licenses or Seller's Technology;

4.9.1.3     Upon the consummation of the Closing, Buyer will be vested with all right, title and interest, and rights and authority to use all of the Software and Licenses and Seller's Technology.

Section 4.9.2     Trademarks and Copyrights. Schedule 1.1.2 delivered hereunder sets forth a complete and accurate list of each unregistered trademark and trade name, any trademark or trade name conceived or otherwise in process, and all trademark and trade name registrations or applications, and copyright registration and application for copyright registration, by date and germane case or docket number and country of origin, and the status of each of the foregoing trademarks, trade names and copyrights, and each license or licensing agreement, by date and the parties thereto, for each trademark and copyright license or license of application, held or employed by Seller (each such trademark, copyright, application, and license or licensing agreement hereafter termed the "Trademarks and Licenses").

4.9.2.1     Seller owns, free and clear of all liens, pledges or other encumbrances, all right, title and interest in the Trademarks and Licenses. Seller has no reason to know that the use of the Trademarks and Licenses conflicts with, infringes upon or violates any trademark, trade name, trademark or trade name registration or application, copyright, copyright registration or application relating thereto, of any third person, firm or corporation;

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4.9.2.2     There are no outstanding or threatened, governmental hearings, arbitrations, disputes or other judicial or adversary proceedings or disagreements with respect to any of the Trademarks and Licenses; and

4.9.2.3     Upon the consummation of the Closing, Buyer will be vested with all rights, title and interest, and rights and authority to use all of the Trademarks and Licenses.

Section 4.10          Contracts and Obligations. Schedule 1.1.6 includes an accurate and complete list as of the date hereof and as of the Closing Date, of the Contracts and identifies each Contract by the parties thereto and the date, subject matter and term thereof. All Contracts are valid and binding upon Seller and are valid and binding on each other party thereto. With respect to each of the Contracts, neither Seller, nor any other party thereto is in breach thereof or default thereunder, and there does not exist any event, condition or omission which would constitute such breach or default (whether by lapse of time or notice or both), except for such breaches, defaults and events as to which requisite waivers or consents have been obtained. Buyer shall have no obligation to retain any employee and there are no employment contracts that will be binding on Buyer after Closing.

Section 4.11          Litigation. There are no claims, actions, suits, hearings, arbitrations, disputes, proceedings (public or private) or governmental investigations pending or threatened, against or affecting the Assets, at law or in equity, before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any private person or entity, there is no basis for any such action, suit or proceeding, and there are no existing or overtly threatened, orders, judgments or decrees of any court or governmental agency affecting any of the Assets. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or overtly threatened, against Seller or the Assets which seeks to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement.

Section 4.12          Third Party Consents. Schedule 4.12 hereto lists all approvals, authorizations, certificates and consents of all third parties necessary or required to effect the transfer to Buyer of all the rights, powers and franchises of Seller related to the Assets.

Section 4.13          Permits; Compliance; Reports; Clearances. Schedule 4.13 sets forth all approvals, authorizations, certificates, consents, licenses, orders and permits of all governmental agencies, whether Federal, state or local, necessary to the ownership, use or operation of the Assets and all such approvals, authorizations, certificates, consents, licenses, orders and permits are in full force and effect.

Section 4.14          Government Authorizations. Execution, delivery and performance of this Agreement by Seller, and consummation of the transactions contemplated hereby, will not require any consent, approval, authorization, or permit from, or any filing with or notification to, any United States, foreign, state or local governmental or regulatory authority.

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Section 4.15          Taxes. As used in this Agreement, "Taxes" and all derivations thereof means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto. However, for purposes of this Section 3.15, Taxes shall include only Taxes (i) that are or may become liens on the Assets or (ii) for which Buyer is or may become liable as the purchaser of the Assets. The term "Tax Returns" shall include all federal, state, local and foreign returns, declarations, statements, reports, schedules, and information returns required to be filed with any taxing authority in connection with any Tax or Taxes. Seller has timely filed all Tax Returns and reports required to have been filed by it, and has paid all Taxes due to any taxing authority required to have been paid by it on or prior to the date hereof. None of such Tax Returns contain, or will contain, a disclosure statement under Section 6662 of the Code (or any equivalent or predecessor statute). Seller has not received notice that the Internal Revenue Service or any other taxing authority has asserted or proposed to assert against Seller any deficiency or claim for Taxes and no issue has been raised by any taxing authority in any audit which, by application of similar principles, reasonably could be expected to result in a proposed deficiency of Seller for any period not so examined. There are no pending or threatened, actions, audits, proceedings or investigations with respect to Seller involving the assessment or collection of Taxes. There are no liens for Taxes due and payable upon the Assets. Seller has not applied for a ruling relating to Taxes from any taxing authority or entered into any closing agreement with any taxing authority. None of the Assets is or will be required to be treated as (i) owned by another person pursuant to the safe harbor leasing provisions of the Code or (ii) property subject to Section 168(f), (g) or (h) of the Code. At Closing, Seller will pay all Taxes, if any, due upon the transfer of the Assets, or the second position financing accepted by Seller.

Section 4.15.1     Seller is an S corporation as defined in Code Section 1361. The only shareholder of Seller is Hopkins.

Section 4.16          Customers and Suppliers. A list of all customers and suppliers of the Seller are set forth on Schedule 4.16. No single supplier (singularly a "Supplier" and collectively "Suppliers") is of material importance to Seller. The relationships of Seller with its material customers and its Suppliers are good commercial working relationships. No material customer or Supplier (i) has canceled or threatened in writing to cancel or otherwise modify its relationship with Seller, or (ii) to the best of Seller's knowledge, intends to cancel or otherwise modify its relationship with Seller. The acquisition of the Assets by Buyer will not, to the best knowledge of Seller, adversely affect the relationship of Buyer (as successor to the owner of the Assets) with any such Suppliers or material customers. The parties acknowledge that some contracts require the approval of the customer or supplier for valid assignment from Seller to Buyer, and that Seller has no way of knowing prior to the Closing Date whether such contracts will be permitted to be assigned to Buyer.

Section 4.17          Brokers. West USA Realty has acted for Seller in connection with this Agreement or the transactions contemplated hereby. Seller may be obligated to pay a commission pursuant to separate agreement with West USA Realty in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify, defend and hold Buyer harmless from and against all claims, demands, actions, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) arising from a claim for a fee or commission made by any broker claiming to have acted by or on behalf of Seller in connection with the transactions contemplated by this Agreement.

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Section 4.18          Disclosures. No statement, representation or warranty made by Seller in this Agreement, in any Exhibit hereto or Schedule delivered hereunder, or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder, contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

Section 4.19          Audit/Inspections. Buyer has the right to have an audit and such other inspection(s) as it deems reasonably necessary performed on the Seller’s accounting books, accounting system and financial statements for the last two fiscal years and year to date financials and on the Assets. Buyer must conduct the audit or inspections, if at all, before Closing. Seller must make a good faith effort to respond to any reasonable request for information within 24 hours of the request. This request can include filling out surveys, questionnaires and forms and responding to emails or telephone calls. Seller will not charge Buyer for any work in connection with audit or inspections.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the date hereof, and as of the Closing Date, as follows:

Section 5.1          Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Illinois, and has the requisite corporate power and authority to own, operate or lease the properties that Buyer requires to carry on its businesses in all material respects as such is now being conducted.

Section 5.2          Corporate Authorization.

Section 5.2.1     Authority. Buyer has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms. This Agreement and all transactions contemplated hereby have been duly authorized by all requisite corporate authority and all corporate proceedings required to be taken by the Buyer to authorize and to carry out this Agreement and the transactions contemplated hereby have been duly and properly taken. The execution and delivery of this Agreement and the performance by the Buyer of its obligations hereunder will not conflict with or violate any provisions of, or result in a default or acceleration of any obligation under, any mortgage, lease, contract, agreement, indenture, or other instrument or undertaking, or other instrument or undertaking or any order, decree or judgment to which the Buyer is a party or by which it or its property is bound.

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Section 5.2.2     No Breach or Violation. Execution, delivery and performance of this Agreement by Buyer and consummation of the transactions contemplated hereby will not cause a breach or default or otherwise conflict with any term or provision of the following: (a) Buyer's Certificate of Incorporation or By-laws; (b) any court or administrative order, writ or injunction or process, or any consent decree to which Buyer is a party or is bound (i) where such violation, breach or default would have a material adverse effect on the business, results of operations or financial condition of Buyer, or (ii) except as to which required consents, amendments or waivers shall have been obtained by Buyer prior to the Closing for any such violation, breach or default.

Section 5.3          Brokers. No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

Section 6.1          Seller’s Affirmative Covenants. With respect to the Assets, except as may be agreed in writing by Buyer, Seller shall at all times from the date hereof through the Closing Date use its commercially reasonable efforts to take all actions proper and advisable in order to consummate the transaction contemplated by this Agreement, including without limitation:

Section 6.1.1      Operate the Assets in the ordinary course of business and use its best efforts to preserve and protect the goodwill, rights, properties, assets and business organization of Seller and to prevent the occurrence of any event or condition which would have a material adverse effect on the Assets or the financial condition or results of operations of Seller;

Section 6.1.2      Use its best efforts to preserve and protect the present goodwill and relationships of Seller with creditors, suppliers, customers, licensors, licensees, contractors, distributors, lessors and lessees and others having business relationships with it;

Section 6.1.3      Maintain clear unencumbered title to the Assets and use its reasonable best efforts to maintain all tangible Assets in good and customary repair, order and condition, reasonable wear and tear and damage by fire and other casualty excepted and promptly repair, restore or replace any Assets which are damaged or destroyed by fire or other casualty, whether insured or uninsured. In the event Seller shall fail to replace or repair any such damaged or destroyed Assets to the reasonable satisfaction of Buyer, Buyer by written notice to Seller may terminate this Agreement and any Closing Funds paid shall be immediately returned to Buyer less Escrow Agents fees and expense, if any.

Section 6.1.4      Comply in all material respects with all applicable Federal, state, foreign and local laws, rules and regulations germane to the Seller and to this sales transaction;

Section 6.1.5      Maintain the books and records of Seller in the usual and ordinary course consistent with past practices in such manner as is necessary to ensure satisfaction of the representations and warranties set forth in Article IV of this Agreement and in a manner that fairly and accurately reflects its income, expenses, assets, and liabilities prepared on a tax basis, the same basis used to file Seller’s tax return;

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Section 6.1.6      File all Tax Returns required to be filed and make timely payment of all Taxes shown to be due on such returns;

Section 6.1.7      [Intentionally Left Blank];

Section 6.1.8      Promptly notify Buyer in writing of any material adverse change in the Assets of which it has knowledge, or any material adverse change, of which it has knowledge, with respect to the relationships of Seller and its employees or its creditors, suppliers, customers, subcontractors, licensors, licensees, lessors and lessees, and others having business relationships with it;

Section 6.1.9      Promptly notify Buyer in writing of the institution or receipt of any material claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance by or before any court or governmental or other regulatory or administrative agency; and

Section 6.1.10    Promptly supplement or amend and deliver to Buyer the Schedules that Seller is required to prepare hereunder with respect to any matter arising hereafter which, if existing or occurring as at the date of this Agreement, would have been required to have been set forth and described in such Schedule. No supplement or amendment of a Schedule made pursuant to this Section 6.1.10 shall be deemed to cure any intentional fraud or deliberate breach of any representation or warranty made in this Agreement but shall cure any inadvertent or negligent breach of any representation or warranty or covenant made in this Agreement.

Section 6.2          Seller’s Negative Covenants. With respect to Seller and the Assets, Seller will not do the following, without the written consent of Buyer, from the date hereof through the Closing Date:

Section 6.2.1      Incur or agree to incur any obligation or liability (absolute or contingent) in connection with any of the Assets, except liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement;

Section 6.2.2      Sell, transfer, assign, license or otherwise dispose of, or encumber in any way, any of the Assets except in the ordinary course of business, consistent with past practices;

Section 6.2.3      Amend in a material respect, modify in a material respect, or terminate any of the Contracts;

Section 6.2.4      Waive or cancel any of its material rights or claims relating to the Assets; or

Section 6.2.5      Seek, solicit or agree to any offer for the sale of the Assets or any material part thereof, or seek, solicit or agree to any merger of Seller with any other entity whereby Seller or its successor shall not be fully capable of and obligated to perform all of Seller's obligations under this Agreement;

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Section 6.2.6      Undertake any transaction, including, but not limited to, the incurring of any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practices;

Section 6.2.7      Offer or enter into any contract, understanding, plan, or agreement to take any action described in this Section 6.2.

Section 6.3          Access to Information.

Section 6.3.1      Access. From and after the date of this Agreement and until the Closing Date, Buyer and its agents and representatives shall have full and complete access outside of normal hours with reasonable notice (i) to all properties (whether real or personal), books and records of Seller (the confidentiality of which Buyer agrees to maintain), for purposes of conducting such investigations, appraisal or audits at its own expense as Buyer, in good faith, deems necessary or advisable under the circumstances, and (ii) to discuss Seller, related business affairs, and condition (financial or otherwise) of Seller and the Assets with Seller’s accountants and counsel as Buyer considers necessary for the purposes of conducting its investigations, appraisals or audits in connection with the transactions contemplated by this Agreement. Any such investigation conducted by Buyer and its agents and representatives shall be conducted in a manner that is not unduly or unreasonably disruptive to Seller's business.

Section 6.3.2      Customer Introductions. Seller shall, upon reasonable request of Buyer, introduce Buyer, or arrange for a personal introduction of Buyer's representatives, to customers of Seller for the purpose of insuring good relationships with such parties immediately following the Closing.

Section 6.3.3      After Closing. Seller shall furnish to Buyer, all financial and Tax Return information as reasonably may be requested after the Closing for the purpose of filing or defending tax returns of Buyer, or a subsequent purchaser of any of the Assets. Seller and Hopkins shall assist Buyer in the transfer of the Assets to Buyer for a period of thirty (30) days following the Closing Date at no additional cost to Buyer. After the initial thirty (30) day period, Seller and Hopkins will assist Buyer with the transition of the Assets on a consulting basis by telephone or email at the rate of $75.00 per hour.

Section 6.4          Filings and Authorizations. Seller and Buyer each shall use commercially reasonable efforts, promptly after the date hereof, to comply with all Federal, state, and local laws and regulations and to obtain all necessary governmental authorizations, approvals, permits, licenses and waivers, with regard to the transactions contemplated by this Agreement.

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Section 6.5          Administration of Accounts. All payments and reimbursements made in the ordinary course by any third party in the name of or to Seller after the Closing Date for any product sold or service performed after the Closing Date shall be held by Seller in trust to the benefit of Buyer and, immediately upon receipt by Seller of any such payment or reimbursement, Seller shall pay over to Buyer the amount of such payment or reimbursement without right of set off. All payments and reimbursements, if any, made in the ordinary course by any third party in the name of or to Seller after the Closing Date for any product sold (except prepaid contracts) or service performed prior to the Closing Date shall belong to Seller.

Section 6.6          Tax Matters.

Section 6.6.1      Seller Obligations. Seller acknowledges its legal obligations to pay Taxes relating to all items of income, loss, gain, deduction and credit attributable to or relating to the ownership of the Assets up to and including the Effective Date, including but not limited to any taxes, assessments and other amounts payable for all periods prior to the Effective Date.

Section 6.6.2      Buyer Obligations. Buyer acknowledges its legal obligations to pay Taxes relating to all items of income, loss, gain, deduction and credit attributable to or relating to ownership of the Assets after the Effective Date.

Section 6.6.3      Tax on Transaction. Seller shall pay any and all Taxes imposed upon or assessed against Seller by the federal government due to the sale, of the Assets under this Agreement. Seller shall promptly file when due any and all returns with respect to such Taxes, assessments, fees, charges or penalties. Seller shall pay all sales or other taxes, if any, imposed by the State of Arizona or its political subdivisions because of the sale of the Assets under this Agreement and all excise taxes and stamp taxes and intangible taxes attributable to the Note.

Section 6.7          Further Assurances. Seller and Buyer shall each use commercially reasonable efforts to take all actions necessary, proper, or deemed by them advisable, to fulfill promptly their obligations hereunder and to consummate the transactions contemplated by this Agreement. Seller and Buyer will coordinate and cooperate with each other in exchanging such information and supplying such reasonable assistance as may be requested by the other in connection with the foregoing. From time to time after the Closing, each party will, at the expense of the other party, execute and deliver, or cause to be executed and delivered, such documents to the other party as the other party may reasonably request in order to more effectively consummate the transactions contemplated by this Agreement.

Section 6.8          Confidentiality. Buyer acknowledges that Seller would be irreparably damaged if confidential information concerning Seller or the Assets were disclosed to or utilized by any person to the detriment of Seller prior to the Closing or if the Closing does not occur. Therefore, Buyer shall not, at any time prior to the Closing, or at any time if the Closing does not occur, directly or indirectly, without the prior written consent of Seller, make use of or divulge, or permit any of its affiliates, employees or agents to make use of or divulge, any information concerning the Assets, or the financial or other affairs of Seller that would be used to the detriment of Seller, including without limitation, the Customer Information and Know-How, except to the extent required by law or in order to preserve or enforce its rights under this Agreement. Seller acknowledges that Buyer would be irreparably damaged if confidential information concerning Buyer or the Assets were disclosed to or utilized by any person to the detriment of Buyer. Therefore, Seller shall not, at any time directly or indirectly, without the prior written consent of Buyer, make use of or divulge, or permit any of its affiliates, employees or agents to make use of or divulge, any information concerning the Assets, the Assets or the financial or other affairs of Buyer that could be used to the detriment of Buyer, including without limitation, the Customer Information and Know-How, except to the extent required by law or in order to preserve or enforce its rights under this Agreement, or to consummate the Joint Venture Buyout required in Section 7.1.11, below.

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Section 6.9          Searches. At least five (5) days prior to Closing, at Seller’s cost, Seller shall obtain and deliver to Buyer:

Section 6.9.1      Current Uniform Commercial Code and Federal and State Tax Lien searches (State and County) showing any liens of any nature that may affect the interest of Seller.

Section 6.9.2      Current State, Federal and Bankruptcy pending suit and judgment searches showing any judgments or suits that may affect the interest of Seller and Hopkins.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Section 7.1          Conditions. The obligations of Buyer under this Agreement to perform under Articles I and II herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:

Section 7.1.1      Inspection. This Agreement is contingent on Buyer or Buyer’s agents and/or representatives inspecting, reviewing and approving the Assets and examining any other aspects of the business of Seller (Buyer’s Due Diligence), including without limitation, Buyer’s onsite inspection(s).

Section 7.1.2      Representations and Warranties. All representations and warranties of Seller contained in this Agreement and in all certificates, schedules and other documents delivered by Seller to Buyer or its representatives pursuant to this Agreement and or in connection with the transactions contemplated hereby shall be true, complete and accurate in all material respects as of the date when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes expressly permitted by this Agreement.

Section 7.1.3      No Material Adverse Change. During the period from the date hereof to the Closing Date, Seller shall not have sustained any material loss or damage to the Assets, whether or not insured, nor shall there have been any material adverse change in the Assets or business of Seller. In the event of any such change, Buyer, upon written notice at or prior to Closing, may terminate this Agreement, and the Escrowed Funds shall be immediately returned to Buyer.

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Section 7.1.4      Schedules Delivered. All Schedules to be delivered prior to Closing to Buyer by Seller hereunder shall have been so delivered with time sufficient for Buyer's review and in no event later than two (2) business days prior to Closing, and each such Schedule shall be satisfactory in form, and content, to Buyer, such satisfaction to be determined at Buyer's reasonable discretion. To the extent Seller updates any such Schedule immediately prior to Closing, each such update shall be satisfactory in form, and content, to Buyer, such satisfaction to be determined at Buyer's reasonable discretion.

Section 7.1.5      No Adverse Facts Disclosed. No investigation of Seller by Buyer, no disclosure Schedule, and no other document delivered to Buyer in connection with this Agreement shall have revealed any facts and circumstances that reflect in a material adverse way on the Assets.

Section 7.1.6      Obtaining of Consents and Approvals. Except as otherwise contemplated by this Agreement, Seller shall have executed and delivered to Buyer, or shall have caused to be executed and delivered, any consents, waivers, approvals, permits, licenses or authorizations which, if not obtained on or prior to the Closing Date, would have a material adverse effect on the Assets.

Section 7.1.7      Performance by Seller. Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

Section 7.1.8      Absence of Litigation. There shall not be in effect any order enjoining or restraining the transactions contemplated by this Agreement, and there shall not be instituted or pending any action or proceeding before any Federal, state or foreign court or governmental agency or other regulatory or administrative agency or instrumentality (i) challenging the acquisition by Buyer of the Assets or otherwise seeking to restrain, materially condition or prohibit consummation of the transactions contemplated by this Agreement, or seeking to impose any material limitations on any provision of this Agreement, or (ii) seeking to compel Buyer or Seller to dispose of or hold separate a material portion or the Assets as a result of the transactions contemplated by this Agreement.

Section 7.1.9      Officer's Certificates. Buyer shall have received a certificate, dated the Closing Date, executed on behalf of Seller by an appropriate officer stating that the representations and warranties set forth herein continue to be true and correct in all material respects and that the warrants and conditions set forth herein are true and correct and/or have been satisfied.

Section 7.1.10    Agreements Not to Compete. Buyer shall have received the delivery of the duly executed, valid and binding Consulting Agreement & Agreement Not to Compete_ from Seller and Hopkins.

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Section 7.1.11    Joint Venture Buyout. This Agreement and Buyer’s obligation to close are subject to Seller successfully buying out its Joint Venture Partner. Seller will provide a copy of that contract prior to the Closing, which will become effective on the Closing Date.

Section 7.1.12    Delivery of Documents. The execution and delivery to the Buyer by Seller of the following, all dated as of the Closing Date:

7.1.12.1          A Bill of Sale with respect to the Assets in the form requested by Buyer; and all other documents required by the terms of this Agreement to be executed and delivered by Seller;

7.1.12.2          Such other conveyances, instruments of title, assignments, consents, recordings, and other documents as may be, in the reasonable opinion of the Buyer, necessary or proper to transfer to Buyer ownership of the Assets and rights being acquired by Buyer hereunder;

7.1.12.3          Certified resolutions of the Board of Directors and shareholder of Seller duly authorizing the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder;

7.1.12.4          A duly executed Assignment and Assumption Agreement for all assumed contracts, if any;

7.1.12.5          Certificates of good standing of Seller issued by the Arizona Corporation Commission dated within 10 days of the Closing Date;

7.1.12.6          All files pertaining to the prepaid maintenance contracts, including without limitation, all vouchers, invoices, bills and paid receipts, if any, in the possession of Seller to be picked up by Buyer at Seller’s office;

7.1.12.7          UCC, State and Federal Tax Lien and State and Federal (including bankruptcy) Pending Suit and Judgment searches covering Seller and Hopkins;

7.1.12.8          Officer’s Certificates, dated the Closing Date, executed on behalf of Seller by an appropriate officer stating that the representations and warranties set forth herein continue to be true and correct in all material respects and that the conditions set forth herein have been satisfied;

7.1.12.9          Duly executed documentation, if any, for the transfer of the Telephone Number and web hosting from the Seller to the Buyer and a transfer of all related advertising and promotional materials;

7.1.12.10         A list of all suppliers and creditors of Seller and amounts due, if any;

7.1.12.11        A tax certificate from the Arizona Department of Revenue indicating a satisfaction (tax clearance) of all sales, income and other taxes due as of the actual date of Closing;

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7.1.12.12        [Intentionally Left Blank];

7.1.12.13        The Consulting Agreement & Agreement Not to Compete;

7.1.12.14        Payment by Seller of any applicable State or local tax(es) regarding the transfer of the Assets and/or the financing hereof by the subordinated two Notes accepted by Seller; and

7.1.12.15        Such other documents, instruments and certificates as may be reasonably requested by Buyer or its counsel to effectuate the transactions contemplated by this Agreement.

Section 7.2          Waiver. Buyer may, in its sole discretion, waive in writing fulfillment of any or all of the conditions set forth in Section 7.1 of this Agreement, provided that such waiver granted by the Buyer pursuant to this Section 7.2 shall have no effect upon or as against any of the other conditions not so waived.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

Section 8.1          Conditions. The obligations of Seller under this Agreement to perform under Articles I and II herein shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of all of the following conditions precedent:

Section 8.1.1      Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

Section 8.1.2      Performance by Buyer. Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

Section 8.1.3      Officer's Certificates. Seller shall have received a certificate, dated the Closing Date, executed on behalf of Buyer by an appropriate officer stating that the representations and warranties set forth in Article V hereof continue to be true and correct in all material respects and that the conditions set forth in this Article VIII hereof have been satisfied

Section 8.1.4      Absence of Litigation. There shall not be in effect any judicial or regulatory order enjoining or restraining Buyer from engaging in the transactions contemplated by this Agreement.

Section 8.1.5      Delivery of Documents. The execution and delivery to Seller by the Buyer of the following:

8.1.5.1     Certified resolutions of the directors of Buyer duly authorizing the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder;

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8.1.5.2     The Notes; and

8.1.5.3     Such documents, instruments and certificates as may be reasonably requested by Seller or its counsel to effectuate the transactions contemplated by this Agreement.

Section 8.2          Waiver. Seller may, in its sole discretion, waive in writing fulfillment of any or all of the conditions set forth in Section 7.1 of this Agreement, provided that such waiver granted pursuant to this Section 8.2 shall not constitute a waiver by Seller of any other conditions not so waived.

ARTICLE IX
INDEMNIFICATION

Section 9.1          Survival of Certain Provisions.

Section 9.1.1      Survival of Representations and Warranties. Each and every such representation and warranty shall survive Closing and remain in full force and effect until the first anniversary of the Closing Date, except for those representations and warranties made in connection with or arising out of the first two sentences of Section 4.6, (Title) and Section 4.15 (Taxes) (collectively, the "Non-Expiring Warranties"), which shall survive Closing and remain in full force and effect either (i) until expiration of any rights of Buyer or any third party under law or equity with respect thereto, it being understood and agreed that Buyer, upon written notice to Seller, may waive or toll any applicable statute of limitation in Buyer's sole discretion, or (ii) for an indefinite period without end if no statute of limitation applies.

Section 9.1.2      Covenants and Indemnification Provisions. Each of Seller’s covenants and each of Seller’s indemnification provisions contained herein shall survive Closing and remain in full force and effect in accordance with its terms until the first anniversary of the Closing Date. Each of Buyer’s covenants in Section 6.9 shall survive Closing and remain in full force and effect in accordance with its terms until the first anniversary of the Closing Date.

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Section 9.2          Seller’s Indemnification of Buyer. After the Closing Date, Seller shall indemnify and hold Buyer harmless on demand for, from and against all losses, actual damages, liabilities, claims, demands, obligations, deficiencies, payments, judgments, settlements, costs and expenses of any nature whatsoever (including without limitation the costs and expenses of any and all investigations, actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto, and reasonable attorneys' and others fees in connection therewith) ("Losses") resulting or arising, directly or indirectly from the following: (a) Any inaccuracy or misrepresentation in, or breach or nonfulfillment of, any representation or warranty of Seller or any breach or nonfulfillment of any covenant of Seller, contained in this Agreement, in any Exhibit or Schedule delivered hereunder by Seller, or in any certificates or documents delivered by Seller pursuant to this Agreement; (b) Any and all employment obligations and excluded liabilities including but not limited to all liabilities delineated in Section 1.3 (whether or not disclosed to Buyer); and (c) The use, ownership or operation of the Assets or the conduct of business prior to Closing.

Section 9.3          Buyer’s Indemnification of Seller. Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any damages (including without limitation, reasonable attorneys’ fees and costs) arising from or in connection with:

Section 9.3.1      any material breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement not cured by Buyer within 30 days after written notice from Seller;

Section 9.3.2      any material breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement not cured by Buyer within 30 days after written notice from Seller;

Section 9.3.3      any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with Buyer (or any person acting on Buyer's behalf) in connection with this transaction.

Section 9.3.4      any claim related to or arising from Buyer’s use, ownership or operation of the Assets or the conduct of business after the Closing.

Section 9.4          Matters Involving Third Parties.

Section 9.4.1      If any third party notifies any Party (the ‘‘Indemnified Party’’) with respect to any matter (a ‘‘Third-Party Claim’’) that may give rise to a claim for indemnification against any other Party (the ‘‘Indemnifying Party’’) under this Section 9.4, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

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Section 9.4.2      Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice, reasonably satisfactory to the Indemnified Party, so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

Section 9.4.3      So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9.4.2 above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld) and (C) the Indemnifying Party shall not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

Section 9.4.4      In the event any of the conditions in Section 9.4.2 above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties shall remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article IX.

ARTICLE X
TERMINATION

Section 10.1          Termination Events. Subject to the provisions of Section 9.2, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned only as follows:

Section 10.1.1     By Seller, upon written notice, if a material default or breach shall be made by the Buyer, with respect to the due and timely performance of any of the Buyer’s covenants and agreements contained herein, or with respect to the due compliance with any of Buyer’s representations and warranties, as applicable, unless such default has been cured prior to Closing or has been waived by Seller in writing;

24

Section 10.1.2     By written mutual consent of Seller and Buyer; or

Section 10.1.3     In addition to, and not in limitation of its termination rights regarding Due Diligence and Financing, Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event a material default or breach made by Seller, with respect to the due and timely performance of any of the Seller’s covenants and agreements contained herein, or with respect to the due compliance with any of Seller’s representations and warranties, as applicable, unless such default has been cured prior to Closing or has been waived by Buyer in writing.

Section 10.1.4     Closing Date. On December 29, 2014, or such earlier or later date as may be agreed upon by the parties.

Section 10.2          Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1 herein, all further rights and obligations of the parties hereunder shall terminate, and neither Buyer nor Seller, nor any of their affiliates, nor any of the respective directors, officers or employees of Buyer or Seller or their affiliates shall have any liability to any of the others; it being specifically agreed that if this Agreement is so terminated by either Buyer or Seller because one or more of the conditions to its obligations hereunder as set forth in Articles VI and VII herein is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the rights of the terminating party to pursue all legal remedies for breach of contract and damages shall survive such termination and the breaching party shall be fully liable for any and all damages, costs and expenses sustained or incurred by the terminating party as a result of such breach. Notwithstanding the foregoing, Seller’s sole remedy upon a breach of this Agreement by Buyer shall be termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1          Expenses. Except as otherwise provided in this Agreement, Buyer shall pay Buyer’s own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement, and the closing of the transaction contemplated by this Agreement. Seller shall pay all liabilities of Seller and of Hopkins for costs and expenses (including but not limited to legal fees, paralegal fees, CPA fees, and similar expenses) that Seller and Hopkins have incurred in connection with the consummation of the transaction contemplated hereby

Section 11.2          Amendment. This Agreement shall not be amended or modified except by a writing duly executed by Seller and Buyer.

Section 11.3          Entire Agreement. This Agreement, including the Exhibits hereto and the Schedules delivered hereunder, contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

25

Section 11.4          Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered by hand or by telex or telecopy (with machine confirmation) to the persons identified below, or three (3) days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to Buyer:	Shaun Passley
205 W. Wacker Dr., Suite 1320
Chicago, Illinois 60606
Fax (312) 873-4283

With a copy to:	Daniel M. Loewenstein, Esq.
Evans, Loewenstein, Shimanovsky
& Moscardini, Ltd.
130 South Jefferson Street, Suite 350
Chicago, Illinois 60661
Fax (312) 466-0819

If to Seller:	John Hopkins
10800 E. Cactus Rd., Lot 56
Scottsdale, AZ 85259

With a copy to:	Mark D. Chester, Esq.
Chester & Shein, PC
8777 N. Gainey Center Dr., Suite 191
Scottsdale, AZ 85258
Fax (480) 922-3969

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section. Copies to counsel shall not constitute notice.

Section 11.5          Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstances shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 11.6          Cumulative Remedies. The remedies provided herein are cumulative and not exclusive and shall not preclude assertion by either party hereto of any other rights or the seeking of any other remedies against the other party.

Section 11.7          Waiver. Waiver of any term or condition of this Agreement by either of the respective parties shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition, of this Agreement.

26

Section 11.8          Successors and Assigns. The rights, liabilities and obligations of the parties hereto arising under this Agreement shall attach to and be binding upon the respective parties’ successors and assigns.

Section 11.9          Assignment. This Agreement shall not be assignable by Seller without first having obtained the prior written consent of the Buyer, which shall not be unreasonably withheld or unduly delayed.

Section 11.10         No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity who is not a party to this Agreement.

Section 11.11         Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

Section 11.12         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona and of the United States without giving effect to the doctrine of conflicts of laws.

Section 11.13         Attorneys’ Fees. In the event any proceeding is instituted by any of the parties hereto for the enforcement of any of the rights or remedies in and under this Agreement, the party in whose favor an award shall be rendered shall be entitled to recover from the losing party or parties all costs reasonably incurred by said prevailing party in said action, including, but not limited to, reasonable attorneys’ fees and court costs.

Section 11.14         JURISDICTION AND VENUE. THE PARTIES HEREBY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT SHALL BE LITIGATED IN THE SUPERIOR COURT OF MARICOPA COUNTY, ARIZONA, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF ARIZONA. THE PARTIES HEREBY EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH EXCLUSIVE JURISDICTION IN ANY ACTION OR PROCEEDING.

Section 11.15         EXECUTION AND DELIVERY

27

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the date and year first above written.

Interaction Information Technology, Inc., an Arizona corporation

____________________________________

By: John Hopkins, President

Epazz, Inc., an Illinois corporation

____________________________________

By: Shaun Passley, President

____________________________________

John Hopkins, Individually

Interaction Information Technology, Inc.,

an Illinois corporation

____________________________________

By: Shaun Passley, President

28

EXHIBIT A

NOTES

29

EXHIBIT B

CONSULTING AGREEMENT

AGREEMENT NOT TO COMPETE

30

Schedule 1.1.2

Trademarks and Copyrights

Trademark and Trade Names:

ContentDistributor- registered trademark

Pace Plus-registered name in the State of Arizona

ContentDistributor-registered name in the State of Arizona

Copyrights:

Interaction Information Technology (IIT) website content only- www.interactiontech.com

31

Schedule 1.1.3

Equipment

Interaction Information Technology, Inc.

Schedule 1.1.3 Equipment

As of October 30th, 2014

The following Equipment is provided "as is" and "as available" without any warranty of any kind, expressed or implied.

Item	Item/Description	Condition	Qty	FM	Extended $
1	Digium Switchvox 65 VoIP Phone System rackmount - with 12 Polycom phone sets & a Polycom Soundstation Ex Conference Phone (2201-03309-001) - plus annual maintenance subscription until 4/28/15 (1SWXSMBRLEG)(Reg Code -	Good	1	$3,810	$3,810
11	Company billboard for building & banner	Good-Fair	1	$1,000	$1,000
12	Pop-up Displays - PACE+ (4 components) & PACE+ SOC banner	Excellent-Goo	5	$180	$900
15	Cubicals (receptionist, 9 cubes with tables, 14 metal desk filing cabinets)	Good	1	$5,500	$5,500
16	Desk chairs	Good	6	$50	$300
17	Lobby chairs	Good	8	$60	$480
18	Conference Room 10' table & 10 chairs	Fair	1	$1,100	$1,100
19	Office desks	Good-Fair	6	$250	$1,500
20	Filing cabinets (metal lateral)	Good	2	$150	$300
21	Kitchenette & 4 chairs	Good	1	$350	$350
22	Hall tables	Good	2	$125	$250
23	Book shelf (metal)	Good	6	$85	$510
24	Filing cabinet (wood lateral)	Good	1	$170	$170
25	Corporate letter head, envelops boxes, brochures				$0
26	Wall Clocks	Good	2	$20	$40
35	Pictures - gold framed medallions (owner office)		2	$70	$140
53	Pictures - lithographs	Good	7	$100	$700
54	Pictures - prints	Good	9	$35	$315
55	Pictures - oils	Good	5	$60	$300
56	Wall medallions (large)	Good	2	$175	$350
60	Book shelfs (wood)	Good	2	$75	$150
61	Dual lateral wood filing cabinet	Good	1	$325	$325
62	Wood file desk cabinet	Good	2	$75	$150
63	Wood office storage cabinet	Good	1	$225	$225

32

Schedule 1.1.3 Continued

Equipment

33

Schedule 1.1.4

Computer Assets

Interaction Information Technology, Inc.

Schedule 1.1.4 Computer Assets

The following Computer Assets are provided "as is" and "as available" without any warranty of any kind, expressed or implied.

Item	Item/Description	Condition	Qty	FM	Extended $
2	View Sonic VA2026W/VS11802 LCD monitor (QQJ081964483)	Good	1	$60	$60
3	Brother MFC-8710 printer (U63088F2N142191)	Excellent	1	$375	$375
4	Fujitsu ScanSnap 510 scanner (5110E0X-006409)	Good	1	$250	$250
5	Panasonic PT-LB20U LCD projector (SC5240118)	Good	1	$550	$550
6	Topaz LBK460 signature pad (TLBK460HM8M1225)	Excellent	1	$250	$250
7	Dell 1525 laptop	Good	1	$250	$250
8	Dell PowerEdge T310 Servers workstation (13221620749)(FXXNJN1)	Good	2	$850	$1,700
9	Trendnet KVM switch TK-801R rackmount	Good	1	$80	$80
10	Supermicro rackmount servers (C51200A42M00074)	Good	4	$950	$3,800
13	Dell & Acer 20" LCD monitors & Acer (MX0T61304832359L19RL; MX0T61304832359L1A1L; MX0T6130483235AC51BL; MX0T61304832359L3EZL)(ETLIK0W02210608CA 34333; ETLIK0W02210800C4E4332	Good	6	$120	$720
14	Elite Workstations	Good-Excellent	5	$600	$3,000
27	APC Power battery back-up BE750G	Excellent	2	$112	$224
28	Software license - TeamViewer Premium - webinar viewer & remote support	one version behind	1	$1,400	$1,400
29	Atlassian Jira (10-user) software license - Web Project Management ($10/mo)	Version up-to-date	1	$10	$10
30	MS Visual Studio Prof (1-user) software license	Version up-to-date	1	$750	$750
31	Orion Symphonia EDI X12 Messaging (1) software license - developer version	Version up-to-date	1	$5,000	$5,000
32	Orion Symphonia end user version (5) software license	customer versions	5	$500	$2,500
33	Telerik Development Tool software license	Version up-to-date	1	$1,400	$1,400
34	MS Office Prof 2007 software license	Version up-to-date	6	$200	$1,200
36	Canon Canoscan LIDE110 flatbed (KEBA02342)	Good	1	$40	$40
37	Cyber Power 1500AVR rackmount	Good	2	$225	$450
38	Linksys Firewall Router (CB921F614529)	Good	1	$50	$50

34

Schedule 1.1.4 Continued

Computer Assets

39	Sony PCG-792L Laptop (281934313209686)	Good	1	$100	$100
40	Belkin UPS F6C100 (64024100294VV5)	Good	1	$100	$100
41	Cisco ASA5505 series ASA (JMX142642T0)	Good	1	$225	$225
42	Dell 15" flatscreen monitor (E151FPb)	Good	1	$100	$100
43	Rackmount outlet strip	Good	1	$50	$50
44	Supermicro server workstation (S7045AT18108890)	Good	1	$700	$700
45	Linksys 24-port EF4124 Ethernet switch rackmount	Good	1	$200	$200
46	Netgear Prosafe JGS524E 24-port rackmount	Good	1	$200	$200
47	Belkin Cat5e 48-port patch panel rackmount	Good	1	$100	$100
48	Avaya systimax 1100 48-port patch panel rackmount	Good	1	$100	$100
49	Software license - VMware	one version behind	2	$150	$300
50	Linksys VOIP phone adapter (FL100L145477)	Excellent	1	$75	$75
51	Gov Directions RFP monitoring (renew 3/25/15)	Excellent	1	$80	$80
52	SnagIt 8 software license	several version behind	1	$40	$40
57	NEC 17" monitor (9124894AA)	Good	1	$25	$25
58	MultiTech MT9234ZBA modem (15640954)	Excellent	1	$125	$125
59	Dell PowerEdge 400SC Servers workstation (1Z04331)	Good-Fair	1	$275	$275
69	Keyboard drawer rackmount RK-1e (130064040893-95E)	Good	1	$100	$100
70	Dell Inspiron 6400 laptop (CN-0XD720-48643-74A-4313)	Good	1	$370	$370
72	VisionShape Millennium scanner DS60 (22107) plus VisionShape dongle	Good	1	$500	$500
73	ZipList5 Geocode Enterprise 2014 license	Excellent	1	$200	$200
75	APC Rackmount Smart UPS (SMX1500RM2UNC-TU)	Excellent	1	$1,050	$1,050
77	Acard Technologies External 9-bay 8-CD replicator (MAP-N591DT-01-98-12)	Excellent	1	$400	$400
78	GoDaddy Wildcard SSL (2-yr) certificate for sites	Excellent	1	$485	$485
79	EVO PDF converter software license	Excellent	1	$1,200	$1,200
80	Redgate SQL Comparison Bundle (1-user license)(U59U1M36)(504-001-072897-FF1E)(Support/Upgrade until 8/2015)	Excellent	1	$637	$637

35

Schedule 1.1.4 Continued

Computer Assets

36

Schedule 2.2.1.2

Excluded Equipment Assets

37

Schedule 2.2.1.2 Continued

Excluded Equipment Assets

38

Schedule 1.1.6

Contracts and Obligations

PACE+/PACE+SOC Intellectual Property co-owned (50%/50%) by Joint Venture (JV) entity and IIT

Independent Contractor Agreement (Roger Carlson) - Attachment 26

Limited Use of Software Ownership/Agreement – Attachment 27

Employment Agreements- Attachment 28

Company Simple IRA Plan- Attachment 31

Employee Health and Welfare Insurance Policies, Aetna Small Business Insurance-Attachment 32.1

Netsmart (Infoscriber) to resell E-Prescription Software that works with PACE+ Software –Attachment 46

Cox Business Commercial Services Agreement for Internet Services –Attachment 47

Integra Communications Commercial Services Agreement-Attachment 48

MNK Info Subcontractor Service Agreement, Project Management and Hosting Services-Attachment 49

Payroll Experts, LLC Payroll & Fillings – Attachment 34a

Horizon Human Services (11/22/2010) Non-Disclosure Agreement- Attachment 53

Four Directions, LLC (a.k.a. 4 Directions) Content Distributor PACE+ Subscription License Agreement-Attachment 55

Dallas Independent School District Electronic Medical Records Software Installation and License Contract-Attachment 56

Dallas Independent School District Application Service Provider Service Agreement for PACE+ SaaS Subscription License – Attachment 56a

Dallas Independent School District EDI IIT Component Agreement– Attachment 56b (New Contact)

Human Services Consultant Service Agreement-Attachment 57

Little Colorado Behavioral Health Centers (a.k.a. Little Colorado or LCVHC), Application Service Provider Agreement for ContentDistributor PACE+ SaaS Prescription License-Attachment 58

Community Counseling Centers (CCC) Service Agreement-Attachment 59

City of Fort Worth Professional Services Agreement-Attachment 60 Contract through September 30th, 2014.

39

Schedule 1.1.6 Continued

Contracts and Obligations

The Excel Group (a.k.a. Achieve Human Services) Application Subscription Agreement ContentDistributor PACE+ Subscription License (Self Hosting)-Attachment 61

Corazon Behavioral Health (a.k.a. Corazon) Application Service Provider and Professional Service Agreement ContentDistributor PACE-Attachment 62

Helping Associates Application Service Provider Agreement Content Distributor, PACE/PACE+ - Attachment 63

Marc Center Service Agreement (a.k.a. Marc Community Resources) ContentDistributor PACE+-Attachment 64

Mental Health Mental Retardation of Tarrant County Professional Services Agreement Support Services for PACE+- Contract through September 30th, 2014-Attachment 65

Navajo Nation Division of Health Services Contract for PACE+ -Attachment 66

County of Orange NY Agreement for Vendor Services for PACE+ SOC-Attachment 67

Pete’s Fish and Chips Service Agreement-Attachment 68

B & G Equipment Service Agreement-Attachment 69

San Tan Behavioral Health Services Application Service Provider Agreement ContentDistributor PACE+ SaaS Subscription License-Attachment 70

N.E.W. Mental Health Connection (a.k.a. NEW MHC) Application Service Provider Agreement ContentDistributor PACE+/PACE+ System of Care SaaS Subscription License-Attachment 71

Ohio Department of Mental Health and Addiction Service PACE+ SOC Attachment 77 (NEW CONTRACT)

Joint Partnership Agreement-Proprietary information, not disclosed.

Webzilla (data center hosting) lease month to month

Orange County Addendum- Attachment 67a (NEW CONTRACT)

The Art Station Agreement- Attachment 78 (NEW CONTRACT)

Santa Fe Youth Services Agreement- Attachment 79 (NEW CONTRACT)

The Parenting Center Agreement- Attachment 80 (NEW CONTRACT)

40

Schedule 1.1.8

Inventory

None

41

Schedule 1.1.9

Prepaid Accounts

Seller will provide when closing date is finalized.

42

Schedule 1.2

Excluded Assets

Accounts Receivable as of closing date:

4-Directions (Nov services - invoice 101705)     $1750.00

Dallas ISD (Claims Processing engine - invoice 101692)     $22,000.00

Other:

Video Surveillance System

Kitchen & Conference Room Refrigerators

Portable A/C Unit in Server Room

Water Cooler in Kitchen

Pictures (Lexus Challenge, family, certificates & diplomas) & personal books in owner's office

Safe & Contents

Computer Rack in Server Room

Sony Laptop PCG-81114L

TechSolution Paper Shredder

Cisco DPC3010 Modem (property of Cox Communication)

Linksys Wireless G Access Point (WAP54G)

White Boards and Screens attached to walls

Vacuum, cleaning supplies and tools

Aiwa Stereo

Keurig Coffee Maker & Carousel & Melitta Coffee Maker

QuickBooks Software 2012

Filing Cabinets

Samsung microwave

43

Schedule 1.1.1

Intellectual Property

ContentDistributor

PACE+

PACE+ SOC

Description of important technical know-how

ContentDistributor (CMS), security and workflow engine

See Schedule 1.1.6 Contracts and Obligation for Customer Agreement/Licenses

44

Schedule 4.12

Third Party Consents

Joint Venture Partner owns PACE+/PACE+ SOC Intellectual Property

Dallas Independent School District Electronic Medical Records Software Installation and License Contract

Dallas Independent School District Application Service Provider Service Agreement for PACE+ SaaS Subscription License

County of Orange NY Agreement for Vendor Services

Ohio Department of Mental Health and Addiction Services (NEW Contract)

Infoscriber (3rd party e-prescription software) (Netsmart)

Third Party Controls (Telerek, Orion/Oop Factory, EVO PDF Converter)

45

Schedule 4.13

Permits; Compliance; Reports; Clearances

State of Arizona, Arizona Department of Revenue License and Registration-Attachment 35

City of Mesa, Revenue Collection Operations Licensing Office-Attachment 36

SBA Certificate-Attachment 37

ONC-STCB PACE+ Version 4.1 Product Certification-Attachment 38

46

Schedule 4.16

Customers and Suppliers

Customers:

Four Directions, LLC (a.k.a. 4 Directions)

Dallas Independent School District (DISD)

Human Services Consultant

Little Colorado Behavioral Health Centers (a.k.a. Little Colorado or LCVHC)

Community Counseling Centers (CCC)

City of Fort Worth (inactive/contract ended 9/30/2014)

Santa Fe Youth Services

The Excel Group (a.k.a. Achieve Human Services)

Corazon Behavioral Health

Ohio Department of Mental Health and Addiction Services

Helping Associates

Marc Center (a.k.a. Marc Community Resources)

Mental Health Mental Retardation of Tarrant County (inactive/contract ended 9/30/2014)

Navajo Nation Division of Health Services

County of Orange NY

Pete’s Fish and Chips

B & G Equipment

San Tan Behavioral Health Services

The Parenting Center

The Art Station

Hensley

N.E.W. Mental Health Connection (a.k.a. NEW MHC)

47

Schedule 4.16 Continued

Customers and Suppliers

Suppliers:

Webzilla (a.k.a. 1-800 hosting)

Cortex

Cox Communications

Integra

Aetna Small Business Insurance/BofA HSA

Digium

Google Adword/Gmail

Payroll Experts

Hartford Insurance

Verizon Wireless

Atlassian JIRA

Telerik Software Controls

Orion Systems EDI Software

EVO PDF Converter

John Hopkins (JL Hopkins, LLC)(building rent)

KineticD – Acpana Business Systems

Hoffmann Cleaning Services (Building)

Federal Express

Dun & Bradstreet Monitoring

Gov Directions (Government RFP monitoring)

48